NEWS RELEASE
Contacts:
Manuel Mondragon, Vice President of Finance investorrelations@wtoffshore.com
713-297-8024
Ken Dennard / ksdennard@drg-e.com
Lisa Elliott / lelliott@drg-e.com
DRG&E / 713-529-6600

W&T OFFSHORE ANNOUNCES APPOINTMENT OF

JAMIE L. VAZQUEZ AS PRESIDENT

HOUSTON — September 25, 2008 — W&T Offshore, Inc. (NYSE: WTI) today announced the appointment of Jamie L. Vazquez as President of the Company. Tracy W. Krohn previously held the position and he continues to serve as Chairman and Chief Executive Officer of the Company.

Ms. Vazquez joined the Company in 1998 and was most recently Vice President, Land, a position she has held since 2003. Prior to joining us, Ms. Vazquez was with CNG Producing Company for 17 years lastly serving as Manager, Land/Business Development Gulf of Mexico with prior experience as Onshore Land Manager and Senior Landman-Mid-Continent Region. Ms. Vazquez received a B.S. in Management from University of Tulsa in 1984.

“I am very happy to announce Jamie’s appointment. She brings us a wealth of industry experience and expert knowledge of our Company. She is a talented individual and we look forward to utilizing her unique skills,” said Tracy W. Krohn, Chairman and Chief Executive Officer. “As the Company enters its next growth phase, my continued focus on increasing shareholder value, along with Ms. Vazquez’s expertise, will ensure our competitive position in the industry. I am pleased that the Board of Directors accepted my recommendation of Ms. Vazquez as President, a position I have previously held.”

About W&T Offshore

Founded in 1983, W&T Offshore is an independent oil and natural gas company focused primarily in the Gulf of Mexico, including exploration in the deepwater, where it has developed significant technical expertise. W&T has grown through acquisition, exploitation and exploration and now holds working interests in over 155 fields in federal and state waters and a majority of its daily production is derived from wells it operates. For more information on W&T Offshore, please visit its Web site at www.wtoffshore.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations and other factors discussed in our Annual Report on 10-K for the year ended December 31, 2007 (www.sec.gov).

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